UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2010

American BioCare, Inc.
(Exact Name of Registrant As Specified In Charter)

Nevada	0-27775	90-0263041
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

1365 N. Courtenay Parkway, Suite A Merritt Island, FL 32953
(Address of Principal Executive Offices)

(321) 453-9091
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

In September, 2010, Registrant entered into an agreement to acquire all of the issued and outstanding stock of Care Choices of Tennessee, Inc. and Care Choices II, Inc. from its shareholders for total consideration of $3,750,000 payable in cash, notes and common stock of Registrant.  The original agreement called for a closing on or before November 15, 2010; however, since certain schedules and ancillary documents from the sellers required to be incorporated into the agreement, were not completed, the closing was not held as scheduled.  On December 28, 2010, Registrant and the shareholders of Care Choices of Tennessee, Inc. and Care Choices II, Inc. entered into a First Addendum to Share Purchase Agreement modifying the terms of payment under the agreement but otherwise continuing the material terms of the original agreement. No firm closing date for the transaction has been set.

Care Choices of Tennessee, Inc. and Care Choices II, Inc. were established in 2005 and are based in the Knoxville, TN, area.  Both are home healthcare businesses which provide health services, including skilled nursing (RN and LPN); medical residential care; medical residential support; therapy (PT, PTA, OT, COTA and Speech); Certified Nursing Assistant (Home Health Aide) services; personal assistant and personal care attendant services; and homemaker, companion, respite and sitter services.

This acquisition, when closed, represents the first operating businesses in Registrant’s new business direction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1
Share Purchase Agreement dated September 2010 between America BioCare, Inc., Care Choices of Tennessee, Inc. Care Choices II, Inc. and the shareholders of  Care Choices of Tennessee, Inc. and Care Choices II, Inc.

99.2
First Addendum to  Share Purchase Agreement dated December 28, 2010, between America BioCare, Inc., Care Choices of Tennessee, Inc. Care Choices II, Inc. and the shareholders of  Care Choices of Tennessee, Inc. and Care Choices II, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIOCARE, INC.

Dated: December 29, 2010	By:	/s/ Gary D. Lewis
Gary D. Lewis
Chief Executive Officer